                 EXHIBIT 15.19

November 4, 2005

Dollar Thrifty Automotive Group, Inc.

5330 East 31st Street

Tulsa, Oklahoma

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Dollar Thrifty Automotive Group, Inc. and subsidiaries for the periods ended September 30, 2005 and 2004, as indicated in our report dated November 4, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in Registration Statements No. 333-79603, No. 333-89189, No. 333-33144, No. 333-33146, No. 333-50800 and No. 333-128714 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436 (c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma